Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Riley Exploration Permian, Inc.
Oklahoma City, Oklahoma
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-255104) and Form S-8 (No. 333-253750) of Riley Exploration Permian, Inc. of our report dated September 23, 2022, relating to the consolidated financial statements which appears in this Form 10-QT.

/s/ BDO USA, LLP
Houston, Texas
September 23, 2022